EXHIBIT 10.37






                      STOCK PURCHASE AGREEMENT






                           By and Between

                     Ridgedale Prints Plus, Inc.

                                And

                          TRU Retail, Inc.



























                                     Dated as of April 24, 2001






               (PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

                          TABLE OF CONTENTS

RECITALS ...........................................   1

AGREEMENT ..........................................   1

1.      DEFINITIONS ................................   1

2.      SALE AND TRANSFER OF SHARES; CLOSING .......   5
   2.1    Shares ...................................   5
   2.2    Purchase Price ...........................   5
   2.3    Closing ..................................   6
   2.4    Closing Obligations ......................   6
   2.5    Purchase Price Adjustment, Closing
           Estimate ................................   7
   2.6    Closing Balance Sheet; Purchase Price
           Adjustment ..............................   8

3.      REPRESENTATIONS AND WARRANTIES OF SELLER ...   8
   3.1    Organization of the Acquired Company
           Qualification ...........................   8
   3.2    Authority; No Violation or Consent .......   9
   3.3    Capitalization; Ownership of Common Stock.   9
   3.4    Financial Statements .....................  10
   3.5    ERISA; Benefit Plans .....................  10
   3.6    Disclosure ...............................  11

4.      REPRESENTATIONS AND WARRANTIES OF BUYER ....  12
   4.1    Organization and Good Standing ...........  12
   4.2    Authority; Execution and Delivery and
           Enforceability ..........................  12
   4.3    No Conflicts; Consent ....................  12
   4.4    Investment Intent ........................  12
   4.5    Certain Proceedings ......................  12
   4.6    Brokers or Finders .......................  12
   4.7    Disclosure ...............................  13

5.      COVENANTS OF SELLER ........................  13
   5.1    Access and Investigation .................  13
   5.2    Operation of the Business of the Acquired
           Company .................................  13
   5.3    No Dividends, Interest or Extraordinary
           Charges .................................  13
   5.4    Required Approvals .......................  13
   5.5    Notification .............................  14
   5.6    Best Efforts .............................  14
   5.7    Section 338(h)(10) Election and Allocation
           of Purchase Price .......................  14

               (PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

                          TABLE OF CONTENTS (continued)
   5.8    Taxes ....................................  14
   5.9    Non-Competition ..........................  16
   5.10   Landlord Consents ........................  17
   5.11   Representation to Buyer's Lenders ........  17
   5.12   Transfer of Assets to Acquired Company ...  17
   5.13   Intercompany Accounts ....................  17
   5.14   Post-Closing Payments ....................  17

6.      COVENANTS OF BUYER .........................  17
   6.1    Approvals of Governmental Entities .......  17

                              i

   6.2    Commitment Letter ........................  17
   6.3    Best Efforts  ............................  18
   6.4    Landlord Consents ........................  18
   6.5    Accountants ..............................  18

7.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATION
         TO CLOSE ..................................  18
   7.1    Accuracy of Representations ..............  18
   7.2    Seller's Performance .....................  18
   7.3    Consents .................................  18
   7.4    Additional Documents .....................  18
   7.5    No Injunction ............................  19
   7.6    Financing ................................  19
   7.7    Preferred Stock Designation ..............  19

8.      CONDITIONS PRECEDENT TO SELLER'S OBLIGATION
         TO CLOSE ..................................  19
   8.1    Accuracy of Representations ..............  19
   8.2    Buyer's Performance ......................  19
   8.3    Consents .................................  19
   8.4    Additional Documents .....................  19
   8.5    No Injunction ............................  19
   8.6    CPI Corp. Board Approval .................  20
   8.7    Preferred Stock Designation ..............  20
   8.8    Lender ...................................  20

9.      TERMINATION ................................  20
   9.1    Termination Events .......................  20
   9.2    Effect of Termination ....................  20
   9.3    Termination Fees .........................  21

10.     INDEMNIFICATION REMEDIES .................... 21
   10.1   Survival; Right to Indemnification Not
           Affected by Knowledge .................... 21
   10.2   Indemnification and Payment of Damages by
           Seller ................................... 21


               (PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

                          TABLE OF CONTENTS (continued)
   10.3   Indemnification and Payment of Damages by
           Buyer ...................................  22
   10.4   Time Limitations .........................  22
   10.5   Employee Matters .........................  22
   10.6   Procedure for Indemnification -
           Third-Party Claims ......................  24
   10.7   Procedure for Indemnification - Other
           Claims ..................................  25

11.  GENERAL PROVISIONS ............................  25
   11.1   Expenses .................................  25
   11.2   Public Announcements .....................  25
   11.3   Confidentiality ..........................  25
   11.4   CPI Corp. Guaranty .......................  26
   11.5   Notices ..................................  26
   11.6   Jurisdiction; Service of Process .........  26
   11.7   Further Assurances .......................  27
   11.8   Waiver ...................................  27
   11.9   Entire Agreement and Modification ........  27
   11.10  Assignment ...............................  27
   11.11  Severability .............................  27
   11.12  Section Headings; Construction ...........  27
   11.13  Time of Essence ..........................  28
   11.14  Governing Law ............................  28
   11.15  Counterparts .............................  28

                              ii

                          SCHEDULES

Schedule 2.4(a)(iii) - Form of Employment Agreement
Schedule 2.4(a)(iv)  - Settlement and Satisfaction Agreement
Schedule 3.1  - Good Standing
Schedule 3.4  - Unaudited Balance Sheets
Schedule 3.5  - Employee Benefit Plans
Schedule 10.2 - Prints Plus, Inc. Litigation

                         EXHIBITS

Exhibit A - Limited Guaranty and Pledge Agreement
Exhibit B - Certificate of Designations of Preferred Stock of Buyer





                              iii



                   STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of
April 24, 2001, by Ridgedale Prints Plus, Inc., a Minnesota corporation ("Seller"), and TRU Retail, Inc., a California corporation ("Buyer"), and, solely to the extent specified herein, CPI Corp., a Delaware corporation ("CPI").

                          RECITALS

     Seller is the owner of 100% of the issued and outstanding shares of Prints Plus, Inc., a California corporation. Prints Plus, Inc. is sometimes referred to in this Agreement as the "Acquired Company." CPI is the owner of 100% of the issued and outstanding shares of CPI Prints Plus, Inc., which is the owner of 100% of the issued and outstanding shares of the Seller.

     The Seller desires to sell, and the Buyer desires to purchase, all of the issued and outstanding stock of Prints Plus, Inc. (the
"Shares") for the consideration and on the terms set forth in this Agreement.

     The Seller and the Buyer have agreed, upon the terms and subject to the conditions of this Agreement, to make a joint election under Section 338(h)(10) of the Code (the "Section 338(h)(10) Election") to treat the transaction for federal income tax purposes and state income tax purposes, if any applicable state recognizes such an election as applicable to the Acquired
Company, as a purchase of the assets of the Acquired Company .

                          AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Acquired Company" -- as defined in the Recitals of this Agreement.

"Allocation Schedule" -- as defined in Section 5.7.

"Applicable Law" -- any statute, law, ordinance, rule or regulation applicable to CPI, the Seller, the Buyer or the Acquired Company.

"Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer" -- as defined in the first paragraph of this Agreement.

"Buyer Retirement Plan" -- as defined in Section 10.5(d).

"Closing" -- as defined in Section 2.3.

"Closing Balance Sheet" -- as defined in Section 2.6.

"Closing Estimate" -- as defined in Section 2.6.

"Closing Date" -- the date and time as of which the Closing actually takes place.

"Code" -- the Internal Revenue Code of 1986, as amended.

"Consent" -- as defined in Section 3.2.

"Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

           (a)   the sale of the Shares by Seller to Buyer;

           (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

           (c)   Buyer's acquisition and ownership of the Shares.
"Contract" -- any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment or license.

"CPI"--as defined in the first paragraph of this Agreement.

"Damages" -- as defined in Section 10.2.

"ERISA" -- the Employee Retirement Income Security Act of 1974.

"ERISA Affiliates" -- as defined in Section 3.5(a).

                              2

"Governmental Entity" -- means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Indemnified Person" -- as defined in Section 10.2.

"IRS" -- the United States Internal Revenue Service or any successor agency.

"Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has Knowledge of such fact or other matter.

"Lien" -- any pledge, lien (including, without limitation, any tax lien), charge, claim, community property interest, condition, equitable interest, encumbrance, security interest, mortgage, option, restriction on transfer (including, without limitation, any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, equity or other right of another Person of every nature and description whatsoever.

"Limited Guaranty and Pledge Agreement" -- means the Limited Guaranty and Pledge Agreement executed by Upland pledging Buyer's stock as sole security for Buyer's performance of the Buyer's obligation to redeem Preferred Stock (with such guaranty limited to the stock pledged and permitting no further recourse against Upland), in the form attached as Exhibit A.

"Material Adverse Effect" -- a material adverse effect on the business, financial condition or results of operation of the Acquired Company.

"Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

"Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

           (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

           (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

           (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day consolidated operations of other Persons that are in the same line of business as such Person.

                              3

"Permitted Liens" -- (i) those Liens securing any liabilities on the Acquired Company's balance sheet at the time of Closing incurred in the Ordinary Course of Business, (ii) mechanics', carriers', workmens', repairmens' or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Acquired Company's assets in the conduct of their respective businesses as presently conducted, (iv) easements, covenants, rights-of-way and other similar restrictions of record, and (v) any conditions that may be shown by a current, accurate survey or physical inspection of any property made prior to Closing.

"Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

"Proceeding" -- any action, arbitration, mediation, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

"Purchase Price" -- as defined in Section 2.2.

"Related Person" -- with respect to a particular Person, any other Person who controls such Person, is controlled by such Person or is under common control with such Person.

"Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Section 338(h)(10) Election" -- as defined in the Recitals of this Agreement.

"Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller" -- as defined in the first paragraph of this Agreement.

"Seller Retirement Plan " -- as defined in Section 10.5(d).

"Shares" -- as defined in the Recitals of this Agreement.

"Straddle Period" -- as defined in Section 5.7(b).

                              4

"Store" -- means any of the 158 retail stores owned or operated by the Acquired Company as of the date of this Agreement.

"Store Lease" -- means any lease pursuant to which the Acquired
Company has the right to occupy a Store.

"Tax Return" -- any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

"Tax" -- means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment; disability, property, sales, use, transfer, registration, value added, escheat or other tax of any kind, including any interest, penalty or addition to tax.

"Tax Sharing Arrangement" -- shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Acquired Company.

"Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing to a Person's directors or officers) or any notice has been given (orally or in writing to a Person's directors or officers), that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Upland" -- Theodore R. Upland III.

2.   SALE AND TRANSFER OF SHARES; CLOSING.

     2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

     2.2   PURCHASE PRICE.  The purchase price (the "Purchase
Price") for the Shares will be:

           (a) $4,000,000, in cash, payable at closing by wire transfer or other immediately available funds (as adjusted as set forth in Sections 2.5 and 2.6); and

           (b) Preferred Stock of Buyer with an aggregate liquidation and redemption value of $12,011,000, having the rights and terms specified in a Certificate of Designation satisfactory to Buyer and Seller incorporating the terms specified in Exhibit B with the redemption obligations of the Buyer under the terms of the Preferred Stock secured pursuant to the Limited Guaranty and Pledge Agreement, subject, however, to approval of all such terms, conditions and obligations by all applicable Governmental Entities.

                              5

     2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller's counsel at 100 North Broadway, Suite 1300, St. Louis, Missouri, at 10:00 a.m. (local time) on June 15, 2001, or at such other time and place as the parties may agree.

     2.4   CLOSING OBLIGATIONS.  At the Closing:

           (a)   Seller will deliver or cause to be delivered to
Buyer:

                 (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; and

                 (ii)  a certificate executed by Seller
     representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

                 (iii) a duly executed Employment Agreement between Buyer and Upland in the form attached hereto as
     Schedule 2.4(a)(iii), and approved by Seller; and

                 (iv) a duly executed settlement and satisfaction agreement between CPI Prints Plus, Inc. and Upland terminating Upland's Employment Agreement with CPI Prints Plus, Inc., dated as of September 30, 1997, as amended by the First Amendment to Employment Agreement dated as of May 31, 1998, together with a payment to Upland in the amount of Two Hundred Thirteen Thousand Eighty-six Dollars ($213,086.00) from CPI Prints Plus, Inc. to Upland to satisfy and discharge the fully vested SERP obligation to Upland in the form attached hereto as Schedule 2.4(a) (iv); and

                 (v)  a duly executed Limited Guaranty and Pledge
     Agreement between Upland and Seller.

           (b)   Buyer will deliver or cause to be delivered to
Seller:

                 (i)   the cash portion of the Purchase Price;

                 (ii) the shares of the Preferred Stock described above;

                 (iii) the Limited Guaranty and Pledge Agreement executed by Upland and the Seller;

                 (iv)  a certificate executed by Buyer to the
     effect that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

                              6

                 (v) a duly executed Employment Agreement between Buyer and Upland in the form attached hereto as Schedule
     2.4(a)(iii), and approved by Seller; and

                 (vi) a duly executed settlement and satisfaction agreement between CPI Prints Plus, Inc. and Upland terminating Upland's Employment Agreement with CPI Prints Plus, Inc., dated as of September 30, 1997, as amended by the First Amendment to Employment Agreement dated as of May 31, 1998, together with a payment to Upland in the amount of Two Hundred Thirteen Thousand Eighty-six Dollars ($213,086.00) from CPI Prints Plus, Inc. to Upland to satisfy and discharge the fully vested SERP obligation to Upland in the form attached hereto as Schedule 2.4(a) (iv).

     2.5 PURCHASE PRICE ADJUSTMENT, CLOSING ESTIMATE. The cash portion of the Purchase Price shall be:

           (a)   reduced by:

                 (i) the net decrease, if any, from February 3, 2001 to the close of business on the second day prior to the Closing Date of any intercompany loan from Seller or any Related Person to the Acquired Company;

                 (ii)  $172,380 to offset the satisfaction of
     Upland's SERP as of the Closing Date;

                 (iii) $3,565 (representing CPI Corp.'s entire obligation for contribution to its 401(k) Plan for the period from January 1, 2001 through February 3, 2001);

                 (iv)  an amount equal to $175,000;

                 (v) an amount equal to forty percent (40%) of the estimated tax loss realized by CPI Corp. as the result of the operation of the Acquired Company, the Seller and CPI Prints Plus, Inc., after February 3, 2001 and prior to the Closing, if any; and

           (b)   increased by:

                 (i) the net increase, if any, from February 3, 2001 to the close of business on the second day prior to the Closing Date of any intercompany loan from Seller or any Related Person to the Acquired Company; and

                 (ii) an amount equal to forty percent (40%) of the estimated taxable income realized by CPI Corp. as the result of the operation of the Acquired Company, the Seller and CPI Prints Plus, Inc., after February 3, 2001 and prior to the closing, if any.

At the option of the Buyer, in lieu of increasing or decreasing the cash portion of the Purchase Price by the net amount under subsections (a) and (b) above, the Buyer may elect to adjust the aggregate liquidation and redemption value of the Preferred Stock issued as a portion of the Purchase Price, as described in Section 2.6(c). The cash portion, or the aggregate liquidation and

                              7

redemption value of the Preferred Stock portion, as the case may be, of the Purchase Price shall be estimated by the parties at the Closing, in good faith and consistent with past accounting practices and procedures (the "Closing Estimate"), and finalized after the Closing in accordance with Section 2.6.

     2.6   CLOSING BALANCE SHEET; PURCHASE PRICE ADJUSTMENT.

           (a) Within ten (10) days following the Closing, the Seller shall deliver to the Buyer a consolidated balance sheet of the Acquired Company immediately prior to the Closing ("Closing
Balance Sheet").

           (b) In the event of any disagreement among the parties regarding the Closing Balance Sheet, the disagreement shall be resolved by an independent certified public accountant selected by agreement of Seller's and Buyer's respective certified public accountants, with the costs of such third accountant borne equally by Buyer and Seller.




           (c) The final cash portion of the Purchase Price (or the liquidation value of the Preferred Stock portion of the Purchase Price) shall be based on the Closing Balance Sheet. In the event the Closing Estimate is less than the amount determined by the Closing Balance Sheet, the Buyer will pay the difference to the Seller (or, at the Buyer's option, issue additional shares of Preferred Stock with an aggregate liquidation and redemption value equal to such difference), and if the Closing Estimate is more than the amount determined by the Closing Balance Sheet, the Seller shall refund such difference to the Buyer (or, at the Buyer's option, tender shares of Preferred Stock to the Buyer with an aggregate liquidation and redemption value equal to such difference).

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

     3.1   ORGANIZATION OF THE ACQUIRED COMPANY; QUALIFICATION.

           (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state where organized, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

           (b) The Acquired Company is a corporation duly organized and validly existing and in good standing under the laws of the state where organized, and has all requisite corporate power and authority to own, lease and operate its properties and to carry its business as now being conducted. Except as set forth on
Schedule 3.1, the Acquired Company is duly qualified or licensed to do business as foreign corporations and/or entities and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect.

                              8

     3.2 AUTHORITY; NO VIOLATION OR CONSENT. The Seller has the requisite corporate power and authority to enter into this Agreement and to carry out the Contemplated Transactions and all proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by the Seller, and this Agreement constitutes a legal, valid and binding agreement of the Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and general equitable principles. The execution and delivery of this Agreement, the consummation of the Contemplated Transactions and the compliance with the terms of this Agreement do not and will not:

           (a) conflict with or result in any Breach of any provision of any agreement or other instrument to which the Seller or the Acquired Company is a party or by which it or the Acquired Company or any of its or the Acquired Company's property may be bound (excluding, however, any real estate leases), or conflict with or result in any Breach of any provision of the Seller's or the Acquired Company's Certificate of Incorporation or Bylaws;

           (b) result in the creation of any Lien upon, or any Person obtaining the right to acquire, any of the Shares or any of the Acquired Company's assets;

           (c) violate or conflict with any law, ordinance, code, rule, regulation, decree, Order or ruling of any court or Governmental Entity, to which the Seller or the Acquired
Company or any of their respective assets are subject, except such violation as would not have a Material Adverse Effect;

           (d) require any authorization, consent, Order, permit or approval of, or notice to, or filing, registration or qualification with ("Consent"), any governmental, administrative or judicial authority; or

           (e) except for Consents required by the Store Leases, the corporate office lease or the warehouse leases, require any Consent of any Person to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated
Transactions.

     3.3   CAPITALIZATION; OWNERSHIP OF COMMON STOCK.

           (a) The authorized capital stock of the Acquired Company consists of 60,000 shares of common stock, no par value, of which 50,000 shares are validly issued and outstanding, fully paid and nonassessable and comprise the Shares to be sold to Buyer. The Seller is the lawful owner, of record and beneficially, of the Shares and has good title to Shares, free and clear of any and all Liens.

           (b) There are no outstanding options, warrants, rights, calls, agreements, convertible securities or other commitments or rights to purchase or acquire any unissued stock or other securities from the Acquired Company, and no other securities of the Acquired Company are reserved for any purpose.

                              9

     3.4 Financial Statements. The unaudited balance sheets of the Acquired Company, the Seller and CPI Prints Plus, Inc. as of February 3, 2001, attached hereto as Schedule 3.4, have been prepared in accordance with the books and records of such companies and present fairly in all material respects the financial position of such companies for the fiscal year then ended.

     3.5   ERISA; BENEFIT PLANS.

           (a) The Acquired Company and its ERISA Affiliates have satisfied the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code. For purposes of this Agreement, "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations" under "common control" or an "affiliated service group" with the Acquired Company within the meaning of Section 414(b) or (c). Except to the extent that any Breach of the representations set forth in this Section 3.5, individually or in the aggregate, would not have a Material Adverse Effect, with respect to each "employee benefit plan" (as defined in Section 3(3) of ERISA) listed in Schedule 3.5:

                 (i) the Acquired Company and each of its ERISA Affiliates have performed all obligations required to be performed by them under each such employee benefit plan and neither the Acquired Company nor any of its ERISA Affiliates is in default under or in violation of the terms of any such employee benefit plan;

                 (ii)  each such employee benefit plan was
established and has been maintained in compliance in all material respects with the applicable provisions of ERISA, the Code and any other Applicable Law;

                 (iii) no "prohibited transaction" as defined in
Section 406 of ERISA and Section 4979 of the Code has occurred in respect of any such plan;

                 (iv) no civil or criminal action brought pursuant to Part 5 of Subtitle B of Title I of ERISA is pending or, to the Knowledge of the Seller, Threatened against any fiduciary of any such plan;

                 (v)   no action or failure to act and no
transaction or holding of any asset by, or with respect to, any such employee benefit plan has or may reasonably be expected to subject the Acquired Company or any of its ERISA Affiliates or any fiduciary, to any Tax, penalty or other liability, whether by way of indemnity or otherwise;

                 (vi) to the Knowledge of Seller, there are no Proceedings pending or Threatened (other than routine claims for benefits) against the Acquired Company or any of its ERISA Affiliates, or to the Knowledge of the Seller, pending or Threatened against any administrator, trustee or other fiduciary of any such employee benefit plan with respect to any such employee benefit plan, or against any such plan or against the assets of any such plan;

                 (vii) the Acquired Company and its ERISA
Affiliates have made all payments with respect to all periods through December 31, 2000, and will make a pro-rata payment for the period from January 1, 2001 through February 3, 2001 by the reduction of the

                              10

Purchase Price, in each case which are due and required by each employee benefit plan, each related trust, each collective bargaining agreement or by law to be made to, or with respect to each such employee benefit plan (including all insurance premiums or intercompany charges with respect to each such employee benefit plan);

                 (viii) all group health plans covering employees of the Acquired Company have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA; and

                 (ix) to the Knowledge of the Seller, no employee benefit plan listed in Schedule 3.5 is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and no such audit or investigation has been threatened. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will directly or indirectly result in any payment made or to be made on behalf of any Person which constitutes a "parachute payment" within the meaning of Section 280G of the Code. The Acquired Company has no liabilities with respect to any employee benefit plan except those listed on Schedule 3.5 which is now sponsored, maintained, contributed to, or required to be contributed to by the Acquired Company or any of its ERISA Affiliates.

     The Acquired Company has had no obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA or any "multiple employer plan" as defined in ERISA or the Code. The Acquired Company has not incurred any material liability under Title IV of ERISA (excluding liability for required premium payments) to the Pension Benefit Guaranty Corporation in connection with any employee pension benefit plan which is subject to Title IV of ERISA.

           (b) Schedule 3.5 contains a complete list of all deferred compensation, severance, pension, profit-sharing, stock option and retirement plans, and all material bonus and other employee benefit or fringe benefit plans maintained or with respect to which contributions are made by the Acquired Company. Accurate and complete copies of all such plans have been provided to the Buyer. Neither the Acquired Company nor any of its ERISA Affiliates has any plan or commitment, whether legally binding or not, to establish any new employee benefit plan, to enter into any employee agreement or to modify or to terminate any employee benefit plan or employee agreement (except to the extent required by law or to conform any such plan or agreement to the requirements of any Applicable Law or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to employees.

           (c) Except as set forth on Schedule 3.5, the Acquired Company does not maintain or contribute to any employee benefit plan which provides, or has any liability to provide, life insurance or medical benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

     3.6 DISCLOSURE. No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

                              11

4. REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION AND GOOD STANDING. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has full corporate power and authority to carry on its business as presently conducted and as contemplated after the Closing.

     4.2 AUTHORITY; EXECUTION AND DELIVERY AND ENFORCEABILITY. The Buyer has the requisite power and authority to enter into this Agreement and to carry out the Contemplated Transactions and all Proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by the Buyer, and this Agreement constitutes a valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

     4.3 NO CONFLICTS; CONSENT. The execution and delivery by the Buyer of this Agreement does not and the consummation of the Contemplated Transactions will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under any provision of
(a) its Articles or Certificate of Incorporation or Bylaws, (b) any Contract to which the Buyer is a party or by which any of its properties or assets is bound, or (c) any judgment applicable to the Buyer or its properties or assets or Applicable Law. No Consent of any Governmental Entity is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

     4.4 INVESTMENT INTENT. The Buyer acknowledges that the Shares have not been registered under the Securities Act and that the Shares may not be resold absent such registration or unless an exception is available. The Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view toward distribution thereof. The Buyer qualifies as an "accredited investor" as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

     4.5 CERTAIN PROCEEDINGS. There is no pending or Threatened Proceeding that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     4.6 BROKERS OR FINDERS. Neither the Buyer nor its officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller and its Related Persons harmless from any such payment alleged to be due by or through Buyer or any of its Related Persons as a result of the action of Buyer or any of its Related Persons or their officers or agents.

                              12

     4.7 DISCLOSURE. No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

5.   COVENANTS OF SELLER.

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company and its Representatives to, (a) afford
Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Acquired Company's personnel, properties, Contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

     5.2   OPERATION OF THE BUSINESS OF THE ACQUIRED COMPANY.
Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to:

           (a) conduct the business of the Acquired Company only in the Ordinary Course of Business;

           (b) use its Best Efforts to preserve intact the current business organization of the Acquired Company, keep available the services of the current officers, employees, and agents of the Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Company;

           (c)   continue to fund the business of the Acquired
Company, including capital expenditures, in accordance with past practice and in accordance with the 2001 budget prepared for the Acquired Company; and

           (d) maintain on behalf of the Acquired Company, or cause the Acquired Company to maintain, general liability, property, casualty, automobile and workers' compensation insurance at the levels in effect on February 3, 2001.

     5.3   NO DIVIDENDS, INTEREST OR EXTRAORDINARY CHARGES.  The
Acquired Company will not pay any dividend or make other stock distributions and the Seller will not charge the Acquired
Company for interest or other expenses except insurance and collection of bad debts.

     5.4 REQUIRED APPROVALS. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to, cooperate with Buyer (a) with respect to all filings that Buyer elects to make or is required by legal requirements to make in connection with the Contemplated Transactions, and (b) in obtaining all necessary Consents.

                              13

     5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of the of Seller's representations and warranties as of the date of this Agreement, or if Seller or the Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.



     5.6 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     5.7 SECTION 338(h)(10) ELECTION AD ALLOCATION OF PURCHASE PRICE. Seller shall join with the Buyer in making the Section 338(h)(10) Election (and any corresponding elections under any applicable state, local or foreign laws, to the extent available) with respect to the purchase and sale of the Shares. On or before May 7, 2001, the Buyer shall deliver to the Seller a proposed form of IRS Form 8023 (or other applicable form), including any required schedules, and any similar forms required by any state, local or foreign taxing authority. The Seller and the Buyer shall in good faith use commercially reasonable efforts to agree promptly on such forms and the allocation of the "ADSP," as defined in Treasury Regulation Section 1.338-4T, among the assets of the Seller (the "Allocation Schedule"), and shall agree on such forms and the allocation of the "ADSP" on or before May 31, 2001. Buyer shall have the right to review and approve before filing all elections, returns and other documents to be filed in connection with the Section 338(h)(10) Election.

     5.8   TAXES.

           (a) Seller shall prepare and file with the appropriate taxing authorities all Tax Returns for the Acquired Company for all periods that end on or prior to the Closing Date, and shall remit to the taxing authorities all Taxes due with respect to such Tax Returns. If the due date for such Tax Returns is after the Closing Date, Buyer shall cause the Acquired Company to execute and maintain in force a power of attorney authorizing Seller's designated representatives to sign and file such Tax Returns and take such other actions as are contemplated by Section 5.8(c) with respect to such Tax Returns. Buyer shall prepare and file with the appropriate taxing authorities all Tax Returns for the Acquired Company for all periods that begin after the Closing Date, and shall remit to the taxing authorities all Taxes due with respect to such Tax Returns.

           (b) Any Taxes (other than sales or use taxes) with respect to the property or operations of the Acquired Company that relate to a period that begins prior to and ends after the Closing Date (a "Straddle Period ") shall be apportioned between the Seller and the Buyer as determined from the books and records of the Acquired Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses as follows: (i) in the case of Taxes other than

                              14

withholding and employment Taxes, on a per diem basis, and (ii) in the case of withholding and employment Taxes, as determined from the books and records of the Acquired Company as though the taxable period of the Acquired Company terminated at the close of business on the Closing Date. Buyer shall prepare all Tax Returns for Straddle Periods and shall provide Seller and its designated representatives with the opportunity to review and comment on such Tax Returns at least ten (10) days prior to filing. In the event that Seller objects to the filing of any such Tax Return, Buyer shall not file such Tax Return without the written consent of Seller. Prior to the due date Seller shall remit to Buyer the amount of any Tax owed upon the filing of a Tax Return for a Straddle Period that is properly apportionable to Seller.

           (c) The Seller and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority and contest, resolve and defend against any assessment for additional Taxes, notice of tax deficiency or other adjustment of Taxes of or relating to any liability of the Acquired Company for Taxes for any tax period ending on and including the Closing Date (including, with respect to any Straddle Period, the portion of such period ending on and including the Closing Date) except to the extent that such dispute relates to sales or use tax for which Seller has no obligation to indemnify Buyer.

           (d) The Buyer shall have the exclusive authority to control any audit or examination by any taxing authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Acquired Company's Taxes for all periods beginning after the Closing Date;
provided, however, that (i) neither the Buyer nor any Related Person of Buyer (including the Acquired Company) nor their duly appointed representatives shall, without the prior written consent of the Seller, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of the Seller, the Acquired Company or any of their Related Persons for any period prior to the Closing Date (including, with respect to any Straddle Period, the portion of such period that ends on and includes the Closing Date), and (ii) neither the Buyer nor any Related Persons of Buyer (including the Acquired Company) nor its duly appointed representatives shall, without the prior consent of the Seller, enter into any settlement of any contest or otherwise compromise any issue that would require payment by the Seller of any amount under this Agreement unless the Buyer shall have waived or caused to be waived for itself and the Acquired Company and their Related Persons any right to indemnification for any such amounts from the Seller.

           (e) The Seller shall be entitled to all refunds (including, without limitation, interest with respect thereto) of Taxes received by or on behalf of the Acquired Company relating to any period ending on or prior to the Closing Date (including, with respect to any Straddle Period, the portion of such period that ends on and includes the Closing Date). The Buyer shall pay, or cause to be paid, to the Seller any and all refunds promptly upon receipt thereof by Buyer, the Acquired Company or their Related Persons.

           (f) Buyer agrees to indemnify Seller for any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction (other than the deemed asset sale pursuant to the Section 338(h)(10) Election) not in

                              15

the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of the Shares.

           (g) Buyer and Seller agree to report all transactions (other than the deemed asset sale pursuant to the Section
338(h)(10) Election) not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of the Shares on Buyer's federal income tax return to the extent permitted by Treasury Regulation Paragraph 1.1502-76(b)(1)(B).

           (h) Buyer and the Acquired Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
The Acquired Company and Seller agree to retain all books and records with respect to Tax matters pertinent to the Acquired Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Neither the Seller nor the Buyer and the Acquired Company (nor any of their Related Persons) shall destroy or dispose of or allow the destruction or disposition of any books, records or files relating to the business, properties, assets or operations of the Acquired Company to the extent they pertain to the operations of the Acquired Company on or prior to the Closing Date without first having offered in writing to deliver such books, records and files to the Seller.

           (i) If the Seller makes any indemnification payment under Section 5.8(j) and such payment gives rise to a United States federal, state, local or foreign Tax benefit to the Buyer or any of its Related Persons (including any of the Acquired Company), then promptly following the filing of the tax returns(s) reflecting such Tax benefit, the Buyer shall pay to the Seller the amount of such Tax benefit. The determination of any such Tax benefit shall be made in good faith by the Buyer and, if requested by the Seller, such determination shall be verified in writing by an independent certified public accounting firm reasonably acceptable to both the Seller and the Buyer (the fees of which shall be equally borne by the Buyer and the Seller).

           (j) Seller's obligation to pay or to indemnify Buyer or the Acquired Company for Taxes incurred by or on behalf of the Acquired Company shall be limited to the following: (i) Taxes (other than sales or use taxes) relating to taxable periods ending on or prior to the Closing Date, except for transactions subject to section 5.8(f); (ii) any tax arising from purchases made prior to January 1, 1998 in connection with the construction of new Stores;
(iii) sales or use tax, if any, arising from the stock purchase contemplated by this Agreement; and (iv) Taxes (other than sales or use taxes) relating to a Straddle Period to the extent apportioned to Seller pursuant to section 5.8(b).

     5.9 NON-COMPETITION. From and after the Closing, CPI Corp. and Seller agree that, until the mandatory redemption date for such Preferred Stock, without the prior written consent

                              16

of the Buyer, directly or by ownership of an interest in another entity, neither CPI Corp. nor Seller nor any of their Related Persons will compete with the Acquired Company in the business conducted as of the Closing in any location where the Acquired Company conducts business as of the date of the Closing.

     5.10 LANDLORD CONSENTS. Seller will, and will cause the Acquired Company to, use its Best Efforts to obtain any Consents to the Contemplated Transactions required by Store Leases.

     5.11 REPRESENTATION TO BUYER'S LENDERS. Seller will, upon request of Buyer, represent to Buyer's lenders that the unaudited balance sheets set forth on Schedule 3.4 present fairly in all material respects the consolidated financial position of the relevant companies for the fiscal year ended February 3, 2001.

     5.12 TRANSFER OF ASSETS TO ACQUIRED COMPANY. Between the date of this Agreement and the Closing Date, CPI Corp. and Seller will cause to be transferred to Acquired Company all assets held by them or any Related Person used in the business of the Acquired Company, including all right title and interest, however held, in the name "Prints Plus" and any derivation thereof, subject only to Permitted Liens.

     5.13 INTERCOMPANY ACCOUNTS. As of the close of business on the day before the Closing Date, Seller and CPI Corp. will cause (at no cost to Acquired Company) the elimination of all intercompany accounts between the Acquired Company and the Seller and any Related Persons, including but not limited to, intercompany liabilities and accruals for 401(k) matches, workmen's compensation, and general liability or automobile liability insurance.

     5.14 POST-CLOSING PAYMENTS. So long as the Preferred Stock is outstanding, and Buyer has retained KPMG or another public accounting firm at the request of the holder of the Preferred
Stock pursuant to Section 6.5, Seller shall reimburse the Buyer for the amount by which the fees of KPMG (or such other designated public accounting firm) exceed (a) $45,000, for the annual audit of Buyer's financial statements, or (b) $28,000 for the audit of an opening balance sheet of the Buyer effective immediately after Closing. Seller shall make each such payment to Buyer within thirty (30) days after the date Seller receives Buyer's invoice.

6.   COVENANTS OF BUYER.

     6.1 APPROVALS OF GOVERNMENTAL ENTITIES. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Applicable Law to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Applicable Law to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all required Consents.

     6.2 COMMITMENT LETTER. Buyer will use its Best Efforts to deliver to Seller, within 60 days after the date of this Agreement,

a true and correct copy of a commitment letter (the
"Commitment Letter") addressed to Buyer which provides for sufficient funds available to

                              17

consummate the purchase of the Shares and pay the cash portion of the Purchase Price and to pay all fees and expenses related to and contemplated by this Agreement at the Closing.

     6.3 BEST EFFORTS. Between the date of this Agreement and the Closing Date, the Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     6.4 LANDLORD CONSENTS. Buyer will use its Best Efforts to obtain any Consents to the Contemplated Transactions required by Store Leases.

     6.5 ACCOUNTANTS. So long as any shares of Preferred Stock are outstanding, and the holder of the Preferred Stock so requests, Buyer shall retain KPMG (or such other public accounting firm as the holder of the Preferred Stock designates) as its certified public accountants for audit work.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS. All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     7.2   SELLER'S PERFORMANCE.

           (a)   All of the covenants and obligations that CPI
Corp. or Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations
(considered individually), must have been duly performed and complied with in all material respects.

           (b) Each document required to be delivered by Seller or the Acquired Company pursuant to Section 2.4 must have been delivered.

     7.3 CONSENTS. All Consents identified in Section 3.2 (e) must have been obtained and must be in full force and effect.

     7.4 ADDITIONAL DOCUMENTS. Seller must deliver to Buyer such documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of CPI Corp.'s or Seller's representations and warranties, (ii) evidencing the performance by Seller or CPI Corp. of, or the compliance by Seller or CPI Corp. with, any covenant or obligation required to be performed or complied with by such party, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                              18

     7.5 NO INJUNCTION. There must not be in effect or Threatened any Proceeding , any legal requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

     7.6 FINANCING. Buyer shall have received financing in accordance with the terms of the Commitment Letter described in
Section 6.2.


     7.7 PREFERRED STOCK DESIGNATION. Buyer and Seller shall have agreed upon the Designations of Preferred Stock, in accordance with the terms set forth in Exhibit B, and the California Secretary of State shall have approved such form of Designations.

8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.
Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS. All of the Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2   BUYER'S PERFORMANCE.

           (a) All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

           (b) The Buyer must have delivered each of the documents required to be delivered by the Buyer pursuant to Section
2.4 and the Buyer must have made the cash payment and delivered the securities required pursuant to Section 2.2.

     8.3 CONSENTS. All Consents identified in Section 3.2(e) must have been obtained and must be in full force and effect.

     8.4 ADDITIONAL DOCUMENTS. The Buyer must have delivered to Seller such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or
(iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5 NO INJUNCTION. There must not be in effect any legal requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

                              19

     8.6 CPI CORP. BOARD APPROVAL. The board of directors of CPI Corp. shall have approved this Agreement and the Contemplated
Transactions.

     8.7 PREFERRED STOCK DESIGNATION. Buyer shall have adopted and have in effect Designations of Preferred Stock in accordance with the terms set forth in Exhibit B, satisfactory to Seller.

     8.8 LENDER. Seller shall have approved any provisions in the documents required by Buyer's lender that relate to or could affect the payment of dividends on the Preferred Stock, the redemption of the Preferred Stock or other rights of the holders of the Preferred Stock, such approval not to be unreasonably withheld.

9.   TERMINATION.

     9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

           (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

           (b)   (i) by Buyer if any of the conditions in Section
7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller if any of the conditions in Section 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

           (c)   by mutual consent of Buyer and Seller;

           (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 23, 2001, or such later date as the parties may agree; or

           (e) by Seller if the Buyer has not delivered a copy of the Commitment Letter described in Section 6.2 on or before the date specified in such Section.

     9.2 EFFECT OF TERMINATION. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.3, 10, 11.1, 11.3 and
11.4 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement

                              20

is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     9.3   TERMINATION FEES.

(a) If all conditions precedent to Seller's obligation to close set forth in Section 8 have been met and Seller breaches its obligation to complete the Contemplated Transactions, Seller shall pay Buyer the sum of $500,000; and

(b) If all the conditions precedent to Buyer's obligation to close set forth in Section 7 have been met and Buyer breaches its obligation to complete the Contemplated Transactions, Buyer shall pay Seller the sum of $50,000;

provided, however, that neither party shall have any obligation to pay termination fees pursuant to subsections 9.3 (a) or (b) in the event of material impairment of the Acquired Company's projected cash flow and neither party shall have an obligation to pay fees or otherwise be liable for any Breach unless such breach remains uncured for thirty days after its receipt of notice of an alleged Breach.

10.  INDEMNIFICATION REMEDIES.

     10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE . All representations, warranties, covenants, and obligations in this Agreement will survive the Closing.
The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER.
Seller will indemnify and hold harmless the Buyer and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

           (a) any Breach of any representation or warranty made by Seller in this Agreement;

           (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

                              21

           (c) any claims incurred by the Acquired Company prior to the Closing that are covered under Seller's general liability, automobile, workers' compensation, property or casualty insurance, including any related deductible payments;

           (d) any claims incurred by the Acquired Company (i) prior to May 1, 2000, that are covered under Seller's medical insurance policies, and (ii) prior to August 1, 2000, that are covered under Seller's dental insurance policy;

           (e)   any litigation or other proceedings identified on
Schedule 10.2;

           (f) except as limited by Section 5.8(j) or as set forth in Section 10.2(c), any business conducted or other action or omission to act by Seller, its Related Persons or Acquired
Company and related to the Acquired Company prior to February 3, 2001; or

           (g) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. The Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of a Buyer in this Agreement, (c) except as otherwise specifically provided in this Article 10, any business conducted by the Acquired Company after February 3, 2001, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     10.4 TIME LIMITATIONS. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of the applicable statute of limitations, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of the applicable statute of limitations, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

     10.5  EMPLOYEE MATTERS.

                              22

           (a) Without limiting the Buyer's obligations under this Article 10, the Buyer hereby agrees to indemnify the Seller and its Related Persons and to defend and hold the Seller and its Related Persons harmless from and against any and all losses incurred by the Seller or any of its Related Persons arising out of or with respect to any employees of the Acquired Company prior to the Closing, or such earlier date as specified in this
Article 10, including:

                 (i) the provision of continuation coverage after February 3, 2001, for employees of the Acquired Company and their covered dependents under any group health plan on account of any qualifying event which occurs at any time (the terms "continuation coverage", "group health plan", and "qualifying event" shall have the meanings ascribed to them in Section 4980B of the Code);

                 (ii)  termination by the Buyer or its Related
Persons, including the Acquired Company following the Closing Date, of the employment of any employee of the Acquired Company;

                 (iii) failure of the Buyer or its Related Persons, including the Acquired Company following the Closing Date, to continue the employment of any employee of the Acquired Company on terms at least equivalent to those such Acquired Company employees presently enjoy;

                 (iv)  any claim made by any person who was an
employee of the Acquired Company as of February 3, 2001 for severance pay or benefits; and

                 (v)   any suit or claim of violation of any
employment-related law brought against the Seller or any Related Person of the Seller, based upon any action taken by the Buyer or any of its Related Persons, including the Acquired Company, following the Closing Date.

           (b) Following the Closing Date, (i) the Buyer shall ensure that no limitations or exclusions as to preexisting conditions, proof of insurability or waiting periods not currently applicable to employees of the Acquired Company become applicable to any of them under any welfare benefit plans in which such employees may be eligible to participate, and (ii) the Buyer shall ensure that costs or expenses incurred by employees of the Acquired Company (and their dependents) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

           (c) From and after the Closing Date, Buyer and its Related Persons shall, as applicable, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee of the Acquired Company and each former employee of the Acquired Company arising under the terms of, or in connection with, any employee benefit, fringe benefit, deferred compensation or incentive compensation or vacation or other paid time off plan, policy or arrangement maintained or contributed to by the Acquired Company, or in which the Acquired Company participates, and any employment, consulting, retention, severance or similar agreement to which the Acquired Company is a party, in each case, in accordance with the terms thereof in effect immediately from and after the Closing.


                              23

           (d) Buyer shall use its Best Efforts, as soon as practicable following the Closing Date, to establish or designate a defined contribution plan that is intended to qualify under Sections 401(a) and 401(k) of the Code (the "Buyer Retirement Plan ") in which employees of the Acquired Company shall be eligible to participate. Following such establishment or designation of the Buyer Retirement Plan and receipt by the Seller of a copy of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the Buyer Retirement Plan under
Section 401(a) of the Code, or such earlier time as the Buyer and Seller may agree, the Seller shall cause the trust maintained under the CPI Corp. Employees Profit Sharing Plan and Trust (the "Seller Retirement Plan ") to transfer to the trust maintained under the Buyer Retirement Plan the assets attributable to the account balances under the Seller Retirement Plan of the employees of the Acquired Company, in accordance with Applicable Law, which amounts shall be credited to the respective accounts established for such employees under the Buyer Retirement Plan; provided that amounts in accounts under the Seller Retirement Plan of such employees that are invested in loans to such employees shall be transferred in kind. Following such asset transfer, the Buyer Retirement Plan shall assume all liability for the payment of the benefits attributable to such transferred assets, and none of the Seller, the Seller Retirement Plan or the trust thereunder shall have any obligation or liability with respect to such benefits.

     10.6  PROCEDURE FOR INDEMNIFICATION -- THIRD-PARTY CLAIMS.

           (a) Promptly after receipt by an indemnified party under Section 10.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

           (b) If any Proceeding referred to in Section 10.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified

                              24

party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

           (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     10.7 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.  GENERAL PROVISIONS.

     11.1 EXPENSES. Seller shall bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller shall cause the Acquired Company to pay the expenses of Buyer incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representative, counsel and accountants.

     11.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Buyer and Seller agree. Except as necessary to complete the Contemplated Transactions, unless consented to by the other parties in advance in writing or required by legal requirements, prior to the Closing the parties shall, and shall cause their Related Person to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Acquired Company's employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions.

     11.3 CONFIDENTIALITY. Except as required by Law and except for disclosure to their respective officers, directors, agents, and advisors as necessary to complete the Contemplated Transaction, between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of

                              25

the Buyer and the Acquired Company to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party or the Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     11.4  CPI CORP. GUARANTY.  CPI Corp. hereby guarantees the
Seller's performance of its obligations under Sections 5.14, 9.3 and 10.

     11.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

           (a)   CPI or Seller: Ridgedale Prints Plus, Inc.
                                1706 Washington Avenue
                                St. Louis, Missouri  63103
                                Attn: Chief Executive Officer
                                Facsimile No.: (314) 231-4233

           with a copy to:      CPI Corp.
                                1706 Washington Avenue
                                St. Louis, Missouri  63103
                                Attn: General Counsel
                                Facsimile No.: (314) 231-4233





           (b)   Buyer:         TRU Retail, Inc.
                                Attn: Theodore R. Upland III
                                2500 Bisso Lane, Building 200
                                Concord, California 94520
                                Facsimile No.: 925/602-0495


     11.6 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the

                              26

appropriate United States District Court for Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.7 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.8 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.9 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.10 ASSIGNMENT. Neither party may assign this Agreement or its rights or obligations under this Agreement without the consent of the other party; provided, however, that in the event the Seller or CPI Prints Plus, Inc. are liquidated or merged into any affiliate of the Seller, then, for purposes of this Agreement, Seller shall mean the successor to the assets of the Seller following such liquidation or merger. No such liquidation or merger shall be deemed to relieve CPI Corp of its obligations under this Agreement, including its obligations under Section 11.4.

     11.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12 SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the

                              27

circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.14 GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

     11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]



                              28



     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                  RIDGEDALE PRINTS PLUS, INC.


                                  By: \s\ Russell Isaak
                                      -------------------------
                                      Name:  Russell Isaak
                                      Title: Vice President



                                  TRU RETAIL, INC.


                                  By: \s\ Theodore R. Upland, III
                                      ---------------------------
                                      Theodore R. Upland III
                                      Title:


Agreed to and accepted.


CPI CORP.


By:  \s\ Russell Isaak
    -------------------------------
    Name:   Russell Isaak
    Title:  President



















                              29




                       SCHEDULE 2.4 (a)(iii)

                  EXECUTIVE EMPLOYMENT AGREEMENT


     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into effective as of, 2001 ("Effective Date") by and between TRU Retail, Inc. a California corporation "Employer") and
Theodore R. Upland III ("Executive").

     1.   RECITALS

          1.1 EMPLOYER. Employer was formed to acquire all of the stock or assets of Prints Plus, Inc., a California corporation ("PPI"), engaging in the business of owning and operating certain mall-based print, poster and framing stores under the trade name "Prints Plus". Following the acquisition, Employer will engage in the same business.

          1.2 EXECUTIVE. Executive has significant experience and expertise in the management of companies engaging in such business, including as the current President and Chief Executive Officer of Prints

          1.3 PURPOSE. Following the contemplated acquisition, Employer will need to employ a person of Executive's experience and skills as its President and Chief Executive Officer. Employer wishes to so employ Executive, and Executive wishes to so be employed.

NOW THEREFORE, in consideration of the covenants and agreement herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, Employer and Executive agree as follows regarding such matters.

     2.   AGREEMENT

          2.1  EMPLOYMENT.

               2.1.1 Employment. Effective upon the closing of the proposed acquisition, Employer hereby employs Executive, and Executive hereby accepts employment by Employer, during the Employment Period provided for hereunder as Employer's President and Chief Executive Officer. For as long as Executive is employed by Employer during the term of this Agreement, Executive shall also be elected as a member of the Board of Directors. All prior agreements relating to Executive's employment by PPI shall terminate effective as of the closing of the proposed acquisition.

               2.1.2 Duties. As President and Chief Executive Officer of Employer, Executive shall be the senior executive officer with overall responsibility for the day-to-day control, management and administration of Employer's business as is typical for executives with similar titles in similar companies, subject to the overall control and authority of, and oversight by, such Employer's Board of Directors. Executive shall also perform such other duties and responsibilities commensurate with his title as the Board of Directors may from time to time reasonably determine. In fulfilling such roles, Executive shall devote his full business time (other than during permitted vacation time and sick-leave) during normal business hours to the business and affairs of Employer, use his best efforts to promote Employer's interests, and otherwise perform faithfully and efficiently his responsibilities hereunder, provided, however, that it is specifically understood that Executive's service on civic or charitable boards or committees, or with the prior written consent of Employer's Board of Directors, other corporate boards, not significantly interfering with his performance hereunder shall be permitted and shall not be deemed to conflict with such responsibilities.

          2.2  TERM OF EMPLOYMENT.

               2.2.1  Employment Period.  The term of this
Agreement shall commence effective upon, and simultaneously with, the Closing, if any, of the acquisition transaction provided for under that certain proposed Stock Purchase Agreement between Employer and Ridgedale Prints Plus, Inc. a Minnesota corporation (the "Commencement Date"), and shall continue thereafter for a period of five (5) full years ("Employment Period"). Upon the expiration of the initial Employment Period, and upon each anniversary thereof, the Employment Period shall automatically be extended for an additional one (1) year period unless Executive or the Corporation notifies the other in writing at least sixty (60) days prior to the commencement of any such one year period of an intention to terminate this Agreement. The failure of any such Closing to occur shall result in this Agreement becoming null and void and of no further force or effect.

               2.2.2  Termination.

                      (a) General. The term of this Agreement shall end at the end of the Employment Period, unless terminated sooner pursuant to Subparagraphs 2.2.2(b), (c) and/or (d).

                      (b) Death. This Agreement shall terminate automatically upon Executive's death; provided, however, that any such termination shall not terminate the rights, if any, accruing to Executive or any beneficiary of Executive under this Agreement and/or any Employer plan or program in which Executive participates as of the date of his death.

                      (c) Disability. Employer may terminate this Agreement upon the permanent disability of Executive; provided, however, that such termination shall not terminate the rights, if any, accruing to Executive or any beneficiary of Executive under this Agreement and/or any Employer plan or program in which Executive participates as of the date of his disability. For purposes of this Agreement, "permanent disability" shall mean the inability of Executive to perform substantially all of the services contemplated under Paragraph 2.1.2 for a period of at east one hundred eighty (180) consecutive calendar days or for thirty-five
(35) weeks (whether or not consecutive) in any twelve (12) month period on account of any sickness. injury, or other infirmity or disability.

                      (d) Cause.  Employer may terminate the
employment of Executive hereunder upon the occurrence of any event constituting "Cause". For purposes of this Agreement, "Cause" shall mean only (i) any gross negligence or willful misconduct of Executive in the performance of his duties hereunder, (ii) any act or dishonesty or fraud of Executive with respect to Employer, (iii) any material breach by Executive of any material obligation hereunder which is not cured within the cure period provided for below; or (iv) Executive's commission of any act (including but not limited to a felony or crime involving moral turpitude) causing material harm to the standing and reputation of Employer as determined in good faith by the non-employee members of Employer's Board of Directors. Any termination of Executive's employment for purported "Cause" shall be communicated by Employer to Executive in a written notice of termination given in accordance with Subsection 6.3, setting forth in detail the facts and circumstances claimed as the reason for such termination and providing Executive at least sixty (60) days to remedy any act constituting "Cause" under Subparagraph 2.2.2(d)(iii).

          2.3  CONTINUING OBLIGATIONS OF EMPLOYER UPON TERMINATION.

               2.3.1  For Cause.  If Employer terminates
Executive's employment hereunder for Cause, this Agreement shall terminate without further obligation of Employer to Executive hereunder, except for the payment of Executive's Base Salary through the date of such termination.

               2.3.2  Without Cause. If Employer terminates
Executive's employment hereunder for any reason other than Cause, Employer shall (a) pay Executive upon such termination in one lump-sum an amount equal to the total of (i) all bonus payments Executive would have been entitled to receive for the year of such termination (calculated as if Executive had remained employed through the end or such year); and (ii) the net present value (discounted at six percent (6%)) on the termination date of all retirement benefits due Executive under Subparagraph 2.4.3(c); and (b) continue paying Executive (at the time and in the manner he would have otherwise received it) the greater of (i) all remaining Base Salary Executive would have received through the remainder of the Employment Period in the absence of such termination; or (ii) an amount equal to one year's Base Salary. Further, upon any such termination without Cause, Executive shall become immediately and fully vested in the retirement benefits due Executive under Subparagraph 2.4.3(c) and all other employment related benefits under any plan or other arrangement to which he is a party and with respect to which his actual vesting was otherwise contingent only upon the passage of time. Except to the extent prohibited by law or the terms of an applicable plan, Executive shall be entitled to continue his participation in the Employer's health and welfare benefit plans on the same terms as active employees through the remaining period in which he receives payment of Base Salary pursuant to this subparagraph.

               2.3.3 Termination Decisions. Any termination of Employee by Employer pursuant to subsection 2.3.1 or 2.3.2 above shall be made exclusively by the non-employee members of Employer's Board of Directors. Neither Executive nor any other employee of Employer shall be entitled to participate in decisions regarding termination of Executive.

               2.3.3 Resignation. If Executive terminates his employment by Employer hereunder prior to the end of the Employment Period, Employer shall pay Executive in one lump-sum within five
(5) days of such resignation an amount equal to the total of (a) the amount of all base Salary and any sick/vacation pay owing or accruing to his benefit through the date of termination, and (b) the net present value (discounted at six percent (6%)) on the resignation date of all retirement benefits due Executive under Subparagraph 2.4.3(c), based on the Vesting Percentage as of the date of Executive's resignation, calculated in accordance with Subparagraph 2.4.3(d).

               2.3.4. No Obligation To Mitigate. In no event shall Executive have any obligation to mitigate any damages in connection with any termination of his employment hereunder without Cause (by seeking alternative employment or by any other means), and Employer's continuing obligations under Subparagraph 2.3.2 shall remain in full force and effect regardless of whether or not Executive secures new employment or otherwise mitigates any damages following any termination without Cause. Further, Employer shall not otherwise have any right of set-off in connection with its continuing obligations under Subparagraph 2.3.2.

          2.4 COMPENSATION. As consideration for the performance by Executive of his obligations under this Agreement, Employer shall compensate Executive as follows:

               2.4.1  Base Salary.

                      (a)  General.  During the entire term of his
employment Executive shall receive a base salary ("Base Salary") payable in equal bi-weekly installments, or at such other intervals as salary is normally paid by Employer to its employees, at an annual rate of at least Three Hundred Thousand Dollars ($300,000.00) first fiscal year, Three Hundred Twenty-five Thousand ($325,000.00) second fiscal year Three Hundred Fifty Thousand ($350,000.00) third fiscal year, Three Hundred Seventy-five Thousand ($375,000.00) fourth fiscal year, and Four Hundred Thousand ($400,000.00) fifth fiscal year.

               2.4.2  Annual Bonus.

                      (a) General. In addition to Base Salary for each year during the term of his employment, Executive shall receive an annual bonus in accordance with a bonus plan which is consistent with the bonus plan in effect for the current Fiscal Year 2001 (attached as Exhibit A) and based on the Company's net operating income before interest and taxes.

               2.4.3  Death, Disability and Supplemental Retirement
Benefits.

                      (a) Death Benefits.  In the event of
Executive's death, unless (1) Executive's employment with the Corporation was terminated for Cause or (2)

Executive (or his Beneficiary) is entitled to receive Supplemental Retirement Benefits pursuant to Subparagraph 2.4.3(c). the Corporation shall pay to Executive's Beneficiary an annual death benefit equal to forty percent (40%) (but not to exceed $100,000) of the highest annual Base Salary paid to Executive from and after February 4, 2001 for the Fiscal Year of his termination of employment with the Corporation, payable in equal monthly installments, commencing with the month following the month of Executive's death and ending with the one-hundred twentieth (120th) month following the month of Executive's death.

                      (b) Disability Benefits.  In the event of
Executive's Permanent Disability prior to attaining age 65 and prior to termination of employment with the Corporation, unless Executive's employment with the Corporation was terminated for Cause, the Corporation shall pay Executive annual disability benefits equal to forty percent (40%) (but not to exceed $100,000) of the highest annual Base Salary paid to Executive from and after February 4, 2001 for the Fiscal Year in which Executive terminated employment as a result of Permanent Disability and ending on the earlier of (i) the month in which Executive reaches age 65 or (ii) the month of his death. Disability benefits pursuant to this Subparagraph (b) shall be reduced by any amounts paid to Executive under the Corporation's long-term liability Insurance policy, but shall not be reduced for any payments received by Executive from social Security or from any disability insurance coverage individually owned by Executive.


                      (c) Supplemental Retirement Benefits.

                          (1) In the event of Executive's
Retirement after completion of at least five (5) Years of Service, unless Executive's employment with the Corporation was terminated for Cause, the Corporation shall pay Executive retirement benefits for ten (10) years in an annual amount equal to forty percent (40%) (but not to exceed $100,000) or the highest annual Base Salary paid to Executive from and after February 4, 2001 ("Supplemental Retirement Benefits"). In the event of Executive's Retirement before completion of five (5) Years of Service, Corporation shall pay Executive retirement benefits based on the applicable Vesting Percentage as set forth in Subparagraph 2.4.3(c)(4).

                          (2) Supplemental Retirement Benefits
shall be payable in one hundred twenty (120) equal monthly installments commencing with the month following the later of (i) the month of Executive's retirement or (ii) the month during which Executive reaches age sixty-five (65). If Executive dies prior to the end of the one hundred twenty (120) month period during which Supplemental Retirement Benefits are payable, Supplemental Retirement Benefits shall be payable during the remainder of such 120-month period to his Beneficiary.

                          (3) Notwithstanding anything herein to
the contrary, in the event of Executive's termination of employment with the Corporation prior to attaining age 65 as a result of Permanent Disability, if Executive attains age 65 and his employment with the Corporation was not terminated for Cause, the Corporation shall pay to Executive Supplemental Retirement Benefits set forth in this Subparagraph 2.4.3(b) in accordance with Executive's Vesting Percentage, commencing as of the month following the month in which Executive attains age 65;

provided, however, that any Supplemental Retirement Benefits paid pursuant to this sentence shall be reduced by any amounts paid to Executive under the Corporation's long-term disability insurance policy (but shall not be reduced for any payments received by Executive from Social Security or from any disability insurance coverage individually owned by Executive) for the same period.

                          (4) The Supplemental Retirement Benefits
described in Subparagraph 2.4.3(c) of this Agreement shall vest in accordance with the following schedule:

                      Commencement Date                    -  20%
                      1st Anniversary of Commencement Date -  40%
                      2nd Anniversary of Commencement Date -  60%
                      3rd Anniversary of Commencement Date -  80%
                      4th Anniversary of Commencement Date - 100%

                      (d) Survivability of Death. Disability and
Supplemental Retirement Benefits. In the event of Executive's Retirement, Disability or Death, Executive's entitlement to Death and Disability Benefits pursuant to this Subsection 2.4.3(a) and 2.4.3(b) and Supplemental Retirement Benefits pursuant to Subsection 2.4.3(c), and subject to Subsection 2.3, shall survive the Term of Employment and Executive or his beneficiary shall be entitled to such Death and Disability Benefits and Supplemental Retirement Benefits based on the same terms and conditions as would have been applicable had his death disability or retirement, as the case may be, occurred during the Term of Employment.

               2.4.4 Vacation. Executive shall be entitled to five (5) weeks of paid vacation each year during the term of this Agreement, with any unused portion thereof, at his election, being carried over to any subsequent year or payable to him at the end of the term of this Agreement based on his Base Salary for the year(s) to which such unused portion(s) relates.

               2.4.5  Other Employment Benefits.  As further
compensation hereunder, Executive may participate in all other employee compensation and benefit plans and arrangements as Employer makes available to employees in similar positions including, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance, savings plans and retirement plans.

               2.4.6 Withholding. Employer may withhold from all compensation payable under this Agreement federal, state and local taxes as required under applicable laws or regulations.

          2.5 EXPENSES. Employer shall reimburse Executive for all reasonable and necessary expenses paid by Executive in connection with Employers business upon receipt of such substantiation as Employer requires in accordance with its customary reimbursement policies and procedures.

     3.   CONFIDENTIALITY; NON-DISCLOSURE;

          Executive acknowledges that during the course of Executive's employment by Employer hereunder, Executive shall become acquainted with confidential information of Employer, including, without limitation, customer identities, supplier identities and terms, purchase terms, sales techniques, sales procedures and equipment/supply information, equipment and supply acquisition procedures and processes and sources, customer evaluation procedures, customer maintenance and supply maintenance procedures and corresponding information relating to persons, firms and corporations which am or may become customers of Employer or from which Employer obtains various products and supplies for sale, resale and distribution to customers ("Confidential Information").

          As further consideration given by him hereunder, Employer agrees that Executive will not, except as authorized by Employer in writing, during or at any time after the termination of his employment by Employer hereunder, directly or indirectly, use for himself or others, or disclose, communicate, divulge, furnish to or convey to any other person, firm, or corporation, any Confidential Information.

          Further, Executive, upon termination of his employment hereunder by Employer or at any other time upon Employers request, shall deliver promptly to Employer all manuals, letters, notes, notebooks, reports, formulations, computer programs and similar items, memoranda, lists of customers, customer history information and all other materials and copies thereof relating in any way to Employer's business which are in his possession or under his control, shall not make or retain any copies of any of the foregoing and shall so represent to Employer.

     4.   NONCOMPETITION; NONINDUCEMENT

          (a) Executive agrees that he will not, during the Term of Employment and for a period of two (2) years thereafter ("Restricted Period"), for any cause or reason, directly or indirectly, (i) engage in any business in competition with the Corporation and its affiliates or supply or sell to current customers of the Corporation or its affiliates; or (ii) own, manage, control, advise, be employed by, consult with or materially participate in or be involved in any manner with the ownership, management, operation or control of, individually or through any other entity or device, any business that competes with the business conducted by the Corporation or any affiliate; provided that the mere ownership as an investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not, in and of itself, be deemed to violated this Subsection 4(a).

          (b) Executive agrees that for the Term of Employment and during the Restricted Period, (i) Executive shall not use any Confidential Information for the purpose of inducing or attempting to induce any present, former or prospective customer of the Corporation or its affiliates to become a customer of Executive or any person, firm or corporation or business association with which Executive is affiliated in any capacity with respect to the markets supplied by the Corporation or its affiliates; or (ii) Executive shall not directly or indirectly solicit for employment or employ any of the Corporation's employees to work for Executive or any business association with which/whom Executive is affiliate or to work for any other company in the markets supplied by the Corporation or its affiliates.

     5.   ARBITRATION.

          Any dispute or claim arising out of or in connection with this Agreement, including any breach or alleged breach, shall be settled by binding arbitration, provided that the prevailing party therein, as determined by the arbitrator(s), shall be entitled to recover from the non-prevailing party the prevailing party's attorneys' fees and related costs incurred in connection with the matter.

     6.   MISCELLANEOUS.

          6.1 ENTIRE AGREEMENT. This Agreement, which includes the referenced Exhibit A, constitutes the entire agreement and understanding between the parties regarding the matter of Executive's employment by Employer, supercedes all prior and current understandings and agreements, whether written or oral, with respect to such subject matter, and may only be modified or amended only by written instrument executed by both parties.

          6.2 COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall constitute an original and which together shall constitute one instrument.

          6.3 NOTICES. All notices, demands or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including telex, telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addresser) and if either (a) actually delivered in fully legible form, to such address (evidenced in the case of a telex by receipt of the correct answer back) or (b) in the case or a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

                              If to Employer, addressed to it:

                              TRU Retail, Inc.
                              2500 Bisso Lane, Building 200
                              Concord, California 44520

    With a copy to:           CPI Corp.
                              1706 Washington Avenue

                              St. Louis, Missouri 63101
                              Attention: President

                             If to Executive, addressed to him at:

                             Theodore R. Upland, III
                             41 Sugarloaf Lane
                             Alamo, California 94507

          6.4 SURVIVAL OF CERTAIN TERMS. The terms of Paragraphs 2.3.2, 2.3.3. 2.4.3 and Sections 3, and of this Agreement shall survive its termination.

          6.5 NO ASSIGNMENT. Neither party may assign its rights nor delegate its duties hereunder without the prior written consent of the other which consent the other may give or withhold in its absolute discretion.

          6.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date described in the introductory paragraph hereof and otherwise on the terms and conditions hereof.


                              TRU Retail, Inc.
                              A California corporation


                              By:__________________________

                              Title:_________________________




                              _____________________________
                              Theodore R. Upland III

                                                        Exhibit A




ANNUAL BONUS
------------


FISCAL YEAR 2001 EBIT--$652,700.

BONUS IF 2001 EBIT OF $652,000 IS ACHIEVED: 20% OF BASE SALARY

                        SCHEDULE 2.4(a)(iv)


                  SETTLEMENT AND SATISFACTION AGREEMENT


     THIS SETTLEMENT AND SATISFACTION AGREEMENT ("the Agreement"), dated as of June ___, 2001 is made and entered into by and between CPI PRINTS PLUS, INC., a Delaware corporation ("Company") and
THEODORE R. UPLAND III, an individual ("Executive").

                        PRELIMINARY STATEMENTS:

     WHEREAS, the Company's wholly-owned subsidiary, Ridgedale Prints Plus, Inc. ("RPP"), and TRU Retail, Inc., a California corporation, are parties to a Stock Purchase Agreement (the "Purchase Agreement") dated as of April ___, 2001 pursuant to which TRU Retail, Inc. is purchasing from RPP 100% of the issued and outstanding shares of Prints Plus, Inc., a California corporation;

     WHEREAS, the Executive, as the current sole owner of TRU
Retail, Inc., receives benefit from the consummation of the transactions contemplated by the Purchase Agreement;

     WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated September 30, 1997, as amended by that First Amendment to Employment Agreement dated as of May 31, 1998 (the "Employment Agreement"); and

     WHEREAS, it is a condition of the Purchase Agreement that the Company and the Executive enter into this Agreement.

     NOW, THEREFORE, to induce the Company to enter into the Purchase Agreement and for other consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

AGREEMENT:

     1. Termination. Notwithstanding anything to the contrary contained in the Employment Agreement, the parties agree that effective on the date hereof the Employment Agreement is hereby terminated and cancelled in its entirety, that the Employment Agreement shall have no further force and effect and that neither party shall have any further obligations thereunder.

     2. Executive Release of Company. Executive hereby releases and forever discharges the Company, all affiliates of the Company other than Prints Plus, Inc., and all of each of their successors, assigns, officers, directors, agents and employees, jointly and severally, from any and all civil and/or administrative actions, claims, demands, rights, proceedings, causes of action of

                              1

any nature and description whatsoever, whether state or federal or at common law, legal, equitable or regulatory in nature, known or unknown, suspected or unsuspected, disclosed or undisclosed, absolute or contingent, that Executive may now have, or ever had, or can, shall or may at any time in the future have, or is or ever was capable of asserting against the Company or any of them arising from or in connection with the Executive's employment with the Company, the Employment Agreement or cancellation and termination of the Employment Agreement, whether for death, disability, supplemental retirement and other benefits provided for in the Employment Agreement or any plan of the Company, or otherwise, including, without limitation, any and all such actions, claims, demands, rights, proceedings and causes of action of and/or for wrongful discharge, breach of contract, employment, re-employment, back pay, front pay, wages, additional pay, attorney's fees, additional benefits, injunctive relief, and/or damages of any kind; and of all claims under all federal, state, and local statutes, regulations, and ordinances, and state and federal common law, including, but not limited to, claims or rights under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, or any similar law of any state relating to civil rights, the Employee Retirement Income Security Act of 1974, California Workers' Compensation law or any similar law of any other state relating to workers' compensation benefits, and the National Labor Relations Act.

     3. Consideration. As sole consideration for its obligations and undertakings herein, the Company shall deliver to Executive on the Effective Date (as that term is defined in Section 4 hereof), by cash or wire transfer, immediately available funds in the amount of Two Hundred Thirteen Thousand Eighty Six and 00/100 Dollars ($213,086.00), sufficiency of which is hereby acknowledged by Executive.

     4. Executive Acknowledgement. Executive acknowledges: (a) having read this entire Agreement; (b) fully understanding the terms and effects of this Agreement; (c) having been advised by the Company to, and of the right to, discuss all aspects of this Agreement with an attorney prior to its execution; (d) having been advised of the right to take twenty-one (21) calendar days in which to consider whether to accept the terms of this Agreement; (e) having been advised of the right to revoke this Agreement for up to the seven (7) calendar days after signing it, and that this Agreement shall not be effective until the expiration of such seven
(7) day period (the day immediately following such expiration being the "Effective Date"); and (f) having freely executed this Agreement for the purposes of inducing the payment by the Company.

     5. Authority of Signatories to this Agreement. Each party hereto expressly represents and warrants that the person executing this Agreement is fully and duly authorized to bind that party to all the terms hereof and that it is the sole owner of the claims being released herein.

     6. Entire Agreement. This Agreement constitutes and expresses the entire understanding, agreement and undertaking of the parties with respect to the subject matter hereof, and supercedes all prior agreements, if any, written or oral.
There is no understanding,

                              2

agreement, undertaking, representation or warranty, express or implied, which in any way limits, extends, defines or relates to the subject matter of this Agreement that is not incorporated herein.

     7. Counterparts. This Agreement may be executed on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Company and Executive.

     10. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     11. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of Executive and shall inure to the benefit of the Company and its successors and assigns.

     12. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Delaware. Each of the parties hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of Delaware in connection with any controversy related to this Agreement; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the other party in connection with this Agreement shall be venued only in a state or federal court located in the State of Delaware; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.




         [Remainder of this Page Intentionally Left Blank.]










































                              3



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all with the approval of their respective counsel, on the date provided next to the signature of each party.

                              "Executive"


                              ________________________________
                              Theodore R. Upland III


                              "Company"

                              CPI PRINTS PLUS, INC.

                              By:   __________________________
                              Name: __________________________
                              Title:__________________________
































                              4




                       SCHEDULE 3.1

The Acquired Company is not qualified in its name to conduct business in the following jurisdictions:

 Idaho         - qualified as Ridgedale Prints Plus, Inc. d/b/a
                 Wall Decor and More

 Illinois      - foreign qualification revoked in February 1996 for

                 failure to file annual report since March 1995

 Maryland      - qualified as Maryland Prints Plus, Inc.

 Missouri      - foreign qualification revoked in March 1999 for
                 failure to file annual reports since March 1995;
                 reinstatement in progress

 New Hampshire - qualified as Ridgedale Prints Plus, Inc.

 Wisconsin     - foreign qualification revoked in October 1999 for
                 failure to file annual report since 1998


































                        SCHEDULE 3.5


Met Life Dental (began August 2000)

Prudential Long Term Disability Plan (began July 2000)

Great West One Health Plan (began May 2000)

Prudential Basic Life AD&D Insurance (first $20,000 falls under
Great West policy, includes optional term life insurance)

     CPI Corp. Stock Option Plan and Stock Option Agreements - includes Prints Plus employees









































                       SCHEDULE 10.2

Prints Plus, Inc. Litigation

1.)  Daroga v. Prints Plus - personal injury on July 26, 1999
     Case # C003112, filed November 2, 2000
     Superior Court of CA, County of Contra Meza
     Attorney:   Grace Medonia
                 Joseph Costello & Assoc., Walnut Creek, CA
     Adjuster:   Tony Kier
                 Travelers

2.)  McKee v. Prints Plus - personal injury
     Case # 0006-06530, filed June 27, 2000
     Circuit Court of Oregon, Multnomah County
     Attorney:   Don McClain
                 Tooze, Duden, Creamer, Frank & Hutchison,
                  Portland, OR
     Adjuster:   Toni Bowes
                 Travelers

3.)  Freimuth v. Prints Plus - retaliation for invoking Workers
      Compensation and discrimination based on a perceived
      disability
     Case # STEMIW000828-11424, filed August 28, 2000
     Oregon Bureau of Labor and Industries, Portland Office
     Attorney:   Tracy Smith
                 Heller Ehrman, San Francisco, CA
     Adjuster:   Marie Page
                 Travelers

4.)  Prints Plus, Inc. (an Idaho corporation) v. CPI Corp. and
      Prints Plus, Inc. (a California corporation) - trademark
     Case # CIV 00-0653-S-LMB, filed November 21, 2000
     U.S. District Court, District of Idaho
     Attorney:   Alan Nemes
                 Blackwell Sanders Peper Martin, St. Louis, MO

5.)  E.M. v. P.P., Inc. - sexual harassment
     Superior Court of New Jersey, Ocean County, Law Division
     Attorney:   Susan Hodges
                 Archer & Greiner, Haddonfield, NJ













                                                       EXHIBIT A


               LIMITED GUARANTY AND PLEDGE AGREEMENT

This Limited Guaranty and Pledge Agreement (this "Agreement"), dated as of April ___, 2001, is made by THEODORE R. UPLAND III, an individual with an address for notice at _______________________ ("Guarantor") for the benefit of RIDGEDALE PRINTS PLUS, INC., a Minnesota corporation, with an address for notice at 1706 Washington Avenue, St. Louis, Missouri 63103 ("RPP").

     WHEREAS, RPP and Guarantor are parties to a Stock Purchase Agreement (the "Purchase Agreement") dated April ____, 2001 pursuant to which TRU Retail, Inc, a California corporation ("Buyer"), is purchasing from RPP 100% of the issued and outstanding shares of Prints Plus, Inc.; a California corporation ("Company");

     WHEREAS, Guarantor, as the current sole owner of the Buyer, receives benefit from the consummation of the transactions contemplated by the Purchase Agreement; and

     WHEREAS, it is a condition of the Purchase Agreement that the Guarantor guarantee performance of certain, but only certain, of the Buyer's obligations under the Purchase Agreement and secure such guarantee with a pledge by Guarantor of all of the issued and outstanding stock of Buyer owned by Guarantor, each as more specifically set forth herein.

     NOW, THEREFORE, to induce RPP to enter into the Purchase
Agreement and for other consideration the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees with RPP as follows:

     1. Obligations Guaranteed; Guarantee Limited and Non-Recourse. The Guarantor hereby absolutely and unconditionally guarantees to RPP solely the performance by Buyer of Buyer's redemption obligations under the terms for such specifically set forth in the Certificate of Designation--Preferred Stock attached as Exhibit B to the Purchase Agreement, and a copy of which is attached hereto as Exhibit A (all, but only, such redemption obligations of Buyer being the "Obligations"). Notwithstanding anything to the contrary contained in this Agreement, the liability of Guarantor from time-to-time, if at all, hereunder shall be a limited liability that shall not exceed the sum of (i) the then-value (as determined by independent appraisal, if the parties cannot themselves agree) of the Pledged Shares (as that term is defined in Paragraph 10), or the proceeds from the sale of the Pledged Shares, then owned by Guarantor at the time of any then applicable enforcement action or other action hereunder, plus (ii) all reasonable costs and expenses, including without limitation, all court costs and attorneys' and paralegals' fees, paid or incurred by RPP in endeavoring to collect all or any part of such liability from, or in prosecuting any action regarding the Obligations against, Guarantor. In all events, the value of the Pledged Shares, or so many of them, as Guarantor may then own at the time of any then applicable enforcement or other action hereunder shall be the sole source of recovery by and security of RPP in connection with Guarantor's guarantee of the Obligations, and in no event shall Guarantor have any obligation to pay any monies or deliver any other assets in satisfaction of such guarantee except for Pledged Shares up to the value thereof then subject to claim(s) by RPP under this Agreement, but limited in all cases to the aggregate value of all then remaining Pledged Shares then owned by Guarantor and to no other assets of Guarantor.

     For clarity, notwithstanding anything to the contrary contained in this Agreement, the liability of Guarantor with respect to its guarantee hereunder of the Buyer's performance of the Obligations shall be "non-recourse," with the exception of the then-value of the Pledged Shares pledged by Guarantor as the Pledged Collateral hereunder. Accordingly, RPP agrees (i) not to seek to procure or accept payment out of any assets of Guarantor, other than the then-value of the Pledged Shares comprising the Pledged Collateral, whether personal or otherwise, or to seek any judgment for any sums or obligations which are or may be payable or owing under this Agreement, as well as any claim or judgment (except as hereafter provided) for any deficiency and (ii) in the event that any suit is brought on this Agreement, any judgment obtained against Guarantor in such a suit shall be enforced only against the Pledged Shares comprising Pledged Collateral to the extent of their then-value. Nothing in this paragraph shall be deemed to (i) be a release of the obligations of Guarantor under this Agreement, nor the pledge hereunder of the Pledged Collateral, (ii) preclude RPP from enforcing any of its rights under this Agreement, except as expressly stated in this paragraph, (iii) prejudice the rights of RPP as to any of the conditions of this Agreement, or (iv) preclude RPP from securing a personal judgment against Guarantor, its successors and assigns, for damages suffered due to any acts of fraud, misrepresentation or criminal acts by Guarantor in connection with this Agreement.

     2. Unconditional Guarantee. No act or thing need occur to establish the liability of the Guarantor hereunder, and no act or thing, except full payment, performance and discharge of all of the Obligations, shall in any way exonerate the Guarantor hereunder or modify, reduce, limit or release the Guarantor's liability hereunder. This is an absolute, unconditional and continuing guarantee of payment and performance of the Obligations and shall continue to be in force and be binding upon the Guarantor until all of the Obligations are paid and performed in full.

     3. Insolvency of Guarantor. If Guarantor shall be or become insolvent (however defined), then RPP shall have the right to declare immediately due and payable, and the Guarantor will forthwith pay to RPP, the full amount of all of the Obligations. If Guarantor voluntarily commences or there is commenced involuntarily against Guarantor a case under the United States Bankruptcy Code, the full amount of all of the Obligations, whether due and payable or unmatured, shall be immediately due and payable without demand or notice thereof.

     4. Subrogation. The Guarantor will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation available to the Guarantor as to any of the Obligations, or against any person liable therefor, or as to any collateral security therefor, unless and until all of the Obligations shall have been fully paid, performed and discharged.

     5. RPP's Rights. RPP shall not be obligated by reason of its acceptance of this Agreement to engage in any transactions with or for Buyer. Whether or not any existing relationship between the Guarantor and Buyer has been changed or ended and whether or not this Agreement has been revoked, RPP may enter into transactions resulting in the continuance of the Obligations and may otherwise agree, consent to or suffer the continuance of any of the Obligations, without any consent or approval by the Guarantor and without any prior or subsequent notice to the Guarantor. The Guarantor's liability shall not be affected or impaired by any of the following acts or things (which RPP is expressly authorized to do, omit or suffer from time to time, both before and after revocation of this Agreement, without consent or approval by or notice to the Guarantor): (i) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all of the Obligations; (ii) one or more extensions or renewals of the Obligations (whether or not for longer than the original period) or any modification of the interest rates or maturities, if any, or other contractual terms applicable to any of the Obligations or, except as otherwise agreed by RPP and Guarantor, any amendment or modification of any of the terms or provisions of the Purchase Agreement or other agreement under which the Obligations or any part thereof arose; (iii) any waiver or indulgence granted to Buyer, any delay or lack of diligence in the enforcement of the Obligations or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any of the Obligations; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue, Buyer or Guarantor or other person liable in respect of any of the Obligations; (v) any release, surrender, cancellation or other discharge of any evidence of the Obligations or the acceptance of any instrument in renewal or substitution therefor; (vi) any failure to obtain collateral security (including rights of setoff) for the Obligations, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security; or any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security; (vii) any collection, sale, lease or disposition of, or any other foreclosure or enforcement of or realization on, any collateral security; and (viii) any manner, order or method of application of any payments or credits upon the Obligations. The Guarantor waives any and all defenses and discharges available to a surety, Guarantor or accommodation co-obligor.

     6. Waivers by Guarantor. Subject to the limitations to the then-value of Pledged Shares on RPP's recourse and/or security hereunder, Guarantor waives any and all defenses, claims, setoffs and discharges of Buyer, or any other obligor, pertaining to the Obligations, except the defense of discharge by payment and performance in full. Without limiting the generality of the foregoing, but subject to the limitations to Pledged Shares on RPP's recourse and/or security hereunder, Guarantor will not assert, plead or enforce against RPP any defense of waiver, release, discharge or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to Buyer or any other person liable in respect of any of the Obligations, or any setoff available against RPP to Buyer or any other such person, whether or not on account of a related transaction. Subject to the limitations to the then-value of the Pledged Shares on RPP's recourse and/or security hereunder, the liability of the Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting, Buyer or any of its assets. The Guarantor will not assert, plead or enforce against RPP any claim, defense or setoff regarding it obligations hereunder available to the Guarantor against Buyer. The Guarantor waives presentment, demand for payment, notice of acceptance, notice of dishonor or nonpayment and protest of any instrument or agreement evidencing the Obligations. RPP shall not be required first to resort for payment pr performance of the Obligations to Buyer or other persons, or their properties, or first to enforce, realize upon or exhaust any collateral security for the Obligations, before enforcing this Agreement.

     7. If Payments Set Aside, etc. If any payment applied by RPP to the Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of Buyer or any other obligor), the Obligations to which such payment was applied shall for the purpose of this Agreement be deemed to have continued in existence, notwithstanding such application, and this Agreement shall be enforceable as to such Obligations as fully as if such application had never been made.

     8. Additional Obligation of Guarantor. The Guarantor's liability under this Agreement is in addition to and shall be cumulative with all other liabilities of the Guarantor to RPP as guarantor, surety, endorser, accommodation co-obligor or otherwise of any of the Obligations or obligation of Buyer, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary. In the event this Agreement is placed in the hands of an attorney for enforcement, Guarantor will reimburse RPP for all expenses incurred in connection therewith, including reasonable attorney's fees.

     9. No Duties Owed by RPP. The Guarantor acknowledges and agrees that RPP (i) has not made any representations or warranties with respect to, (ii) does not assume any responsibility to the Guarantor for, and (iii) has no duty to provide information to the Guarantor regarding, the enforceability of any of the Obligations or the financial condition of Buyer or any guarantor. The Guarantor has independently determined the creditworthiness of Buyer and the enforceability of the Obligations and until the Obligations are paid and performed in full will independently and without reliance on RPP continue to make such determinations.

     10. Pledge. Guarantor hereby pledges to RPP, and grants to RPP a security interest in, Guarantor's ownership interest in the following (the "Pledged Collateral"):

                 all shares of stock of the Buyer or any ownership interests in any affiliate of the Buyer from time to time acquired by Guarantor in any manner, and the certificates representing such shares, and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares (collectively, the "Pledged Shares").

     11. Sole Recourse and Security for Obligations. The pledge of the Pledged Collateral secures the payment and satisfaction of all obligations of Guarantor now or hereafter existing under this Agreement, and the Pledged Shares constitute the sole recourse of RPP for satisfaction of all such obligations. Notwithstanding any other provision of this Agreement, including any provision as may otherwise be construed as expanding any liability of Guarantor hereunder beyond the amount provided for in Paragraph 1 of this Agreement, RPP's sole security for Guarantor's liability hereunder shall be the Pledged Collateral and RPP's sole recourse for enforcement of Guarantor's liability hereunder shall be the then-value of the Pledged Shares in the amount and manner provided for in such Paragraph 1 and related provisions of this Agreement.

     12. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral have been, and any replacements therefore shall be delivered to and held by or on behalf of RPP pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to RPP. RPP shall have the right, after any default by Guarantor under this Agreement (a "Default") has occurred, in its discretion and without notice to Guarantor, to transfer to or to register in the name of RPP or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 14(a). In addition, RPP shall have the right at any time to exchange certificates representing or evidencing the Pledged Shares for certificates for a smaller or larger number of shares.

     13. Further Assurances. Guarantor agrees that at any time and from time to time, at the expense of Guarantor, Guarantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that RPP may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable RPP to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

     14.  Voting Rights; Dividends; Etc.

          (a) So long as no Default shall have occurred, which Default remains uncured for more than ninety (90) days:

               (i) Guarantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

               (ii) Guarantor shall be entitled to receive and retain any and all dividends or other distributions paid in respect of the Pledged Collateral, provided, however, that any and all

                      (A) dividends other than in cash in respect
               of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral;

                      (B) dividends and other distributions paid or
               payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

                      (C) cash paid, payable or otherwise
               distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged
               Collateral,

     shall be, and shall be forthwith delivered to RPP to hold as, Pledged Collateral and shall, if received by Guarantor, be received in trust for the benefit of RPP, be segregated from the other property or funds of Guarantor, and be forthwith delivered to RPP as Pledged Collateral in the same form as so received (with any necessary endorsement).

               (iii) RPP shall execute and deliver (or cause to be executed and delivered) to Guarantor all such proxies an other instruments as Guarantor may reasonably request for the purpose of enabling Guarantor to exercise the voting and other rights which they are entitled to exercise pursuant to clause (i) above and to receive the dividend or interest payments which it is authorized to receive and retain pursuant to clause (ii) above.

          (b) Upon the occurrence of a Default that is not cured within ninety (90) days:

               (i)    All rights of Guarantor to exercise the
     voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 14(a)(i) and to receive the dividends which it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii)

    shall cease, and all such rights shall thereupon become vested in RPP, who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest.

               (ii) All dividends and other distributions which are received by Guarantor contrary to the provisions of clause
     (i) of this Section 14(b) shall be received in trust for the benefit of RPP, shall be segregated from other funds of Guarantor and shall be forthwith paid over to RPP as Pledged Collateral in the same form as so received (with any necessary endorsement).

     15. Transfers and Other Liens. Guarantor agrees that it will not (i) sell, transfer, assign, or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement. Notwithstanding the previous sentence, Guarantor shall be permitted, upon notice to RPP, to transfer or assign all or any part of the Pledged Collateral to or for the benefit of members of his immediate family or as otherwise agreed by RPP and Guarantor; provided any such transferee shall agree in writing to be bound by the obligations of the Guarantor of this Agreement as if such transferee was an original party hereto.

     16. RPP Appointed Attorney-in-Fact. Guarantor hereby appoints RPP as Guarantor's attorney-in-fact, with full authority in the place and stead of Guarantor and in the name of Guarantor or otherwise, from time to time in RPP's discretion to take any action and to execute any instrument which RPP may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to Guarantor representing any dividend, or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

     17. RPP May Perform. If Guarantor fails to perform any agreement contained herein, RPP may itself perform, or cause performance of, such agreement, and the expenses of RPP incurred in connection therewith shall be payable by Guarantor under Section 20.

     18. Reasonable Care. RPP shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which RPP accords its own property, it being understood that RPP shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Pledged Collateral, whether or not RPP has or is deemed to have knowledge of such matters; provided, however, that so long as no Default shall have occurred, upon Guarantor's written request RPP shall, in its reasonable discretion, cooperate in connection with such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

     19. Remedies Upon Default. If any Default shall have occurred and remain uncured for more than ninety (90) days:

          (a) RPP may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "Code") in effect in the State of Delaware at that time, and RPP may also, with reasonable notice, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of RPP's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as RPP may deem commercially reasonable, the parties hereto agreeing that RPP shall for all purposes be deemed to have control over the Pledged Collateral within the meaning of the Code. RPP shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. RPP may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. With respect to any of the Pledged Collateral that consists of securities not registered under the securities laws of the United States or any state, Guarantor agrees that it shall be commercially reasonable for RPP to sell the Pledged Collateral to a buyer who will represent that he is purchasing solely for investment and not with a view to the resale or distribution of such securities, or in such other manner as counsel for RPP may require to comply with applicable securities laws.


          (b) Any and all cash proceeds received by RPP in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of RPP, be held by RPP as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to RPP pursuant to Section 20) in whole or in part by RPP against, all or any part of the Obligations in such order as RPP shall elect. Any surplus of such cash or cash proceeds held by RPP and remaining after payment in full of all the Obligations shall be paid over to Guarantor or to whomsoever may be lawfully entitled to receive such surplus.

     20. Expenses. Guarantor will upon demand pay to RPP the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which RPP may incur in connection with (i) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (ii) the exercise or enforcement of any of the rights of RPP hereunder, or (iii) the failure by any Guarantor to perform or observe any of the provisions hereof.

     21. Security Interest Absolute. All rights of RPP and security interests hereunder, and all obligations of Guarantor hereunder, shall be absolute and unconditional irrespective of:

          (a) any lack of validity or enforceability of the Purchase Agreement or any other agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Purchase Agreement or any other agreement or instrument relating thereto;

          (c) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

          (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Guarantor.

     22. Representations and Warranties. Guarantor hereby represents and warrants that:

          (a) It has the power and authority and the legal right and capacity to execute and deliver, and to perform its obligations under, this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

          (b) This Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles and an implied covenant of good faith and fair dealing.

          (c) The Pledged Shares have been, or as soon as issued shall be, duly authorized and validly issued and are, or as soon as issued shall be, fully paid and non-assessable.

          (d) Guarantor is, or as soon as issued shall be, the legal and beneficial owner of the Pledged Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement.

          (e) The pledge of the Pledged Shares pursuant to this Agreement and the delivery of the certificates representing or evidencing the Pledged Collateral creates a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Obligations.

          (f) The execution, delivery and performance of this Agreement will not violate any provision of any law or contractual obligation of Guarantor and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any law or contractual obligation of the Guarantor.

          (g) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by Guarantor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Guarantor or (ii) for the exercise by RPP of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

          (h) The Pledged Shares constitute, or as soon as issued shall constitute, one hundred percent (100%) of the issued and outstanding shares of stock of the Company.

     23. Notices. Any notice or other communication to be given by either party hereunder ("Notice") shall be in writing, and shall be deemed to be delivered when personally delivered, when deposited in the U.S. Mail, if sent by certified mail, return receipt requested, and addressed to the addresses of the parties set forth in the introductory paragraph of this Agreement or when sent by facsimile, with confirmation of receipt. The date of Notice in the case of Notice given by means other than certified mail, return receipt requested, shall be the date of receipt by the party receiving such Notice, and the date of Notice in the event of Notice sent certified mail, return receipt requested, shall be the day of depositing same in the mail as evidenced by the postmark thereon.

     24. Counterparts. This Agreement may be executed on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     25. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     26. Integration. This Agreement represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by RPP relative to the subject matter hereof not reflected herein.

     27.  Amendments in Writing; Cumulative Remedies.

          (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and RPP, provided that any provision of this Agreement may be waived by RPP in a letter or agreement executed by RPP or by telex or facsimile transmission from RPP.

          (b) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

     28. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     29. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of RPP and its successors and assigns.

     30. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

     31. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Delaware. The Guarantor hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of Delaware in connection with any controversy related to this Agreement; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by RPP or the Guarantor in connection with this Agreement shall be venued only in a state or federal court located in the State of Delaware; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                  "Guarantor"


                                  ______________________________
                                  Theodore R. Upland III


                                  "RPP"

                                  Ridgedale Prints Plus, Inc..
                                  a Minnesota corporation

                                  By:
                                         ------------------------
                                  Name:
                                         ------------------------
                                  Title:
                                         ------------------------


























EXHIBIT B

           CERTIFICATE OF DESIGNATION - PREFERRED STOCK

The certificate of designation for the Preferred Stock issued as part of the purchase price shall include the following terms, to the extent allowable under the terms of the senior debt:

- Shares shall have an aggregate liquidation and redemption value equal to $12,011,000 plus the amount of any accrued but unpaid dividends

- No securities with any rights superior to the preferred stock

- Dividends will accrue and be paid annually at the rate of nine percent (9%) per year on the liquidation value of the preferred stock

- Buyer will be required to redeem shares of preferred stock on or before April 5 of each year with a liquidation value (including accrued but unpaid dividends) equal to the Buyer's excess cash flow from the prior fiscal year (with excess cash flow defined as the Buyer's net income after taxes plus amortization and depreciation expense from the prior year less an amount equal to approved capital expenditures and dividends paid on the preferred stock during the prior fiscal year)

- Preferred stock will be non-voting except the holders of the preferred shall have the right to elect one director until (a) the redemption of shares with an aggregate redemption price of at least 90% of the original value of the preferred stock plus accrued dividends, and (b) CPI has been relieved from all obligations to guarantee Store, office and warehouse leases.

- Holders of Preferred Stock shall have full voting rights on all issues as a separate class in the event of a default in payment of dividends, failure to complete redemption or other typical default event (specified in detail in the certificate of designation, and similar to those in senior loan agreement)

- All outstanding preferred stock shall be redeemed on or before April 5, 2012, and the obligation to complete such redemption shall be secured by a pledge of Upland's shares of Buyer stock

- Until preferred stock redeemed, restrictions on compensation, perquisites and other distributions to Upland

- Until preferred stock redeemed, capital expenditures must be approved by the unanimous consent of the Board of Directors, except that Buyer may make up to $1.5 million in average annual capital expenditures without the unanimous consent of the Board. Until preferred stock redeemed, capital expenditures beyond that amount or for stores owned or operated by Buyer in excess of 159 must be approved by the unanimous consent of the Board.

- Upon an initial public offering, a sale of Buyer's assets or stock, a merger, liquidation or similar event, the preferred stock will be convertible, at the holder's option, into a number of shares of common stock equal to the Conversion Ratio multiplied by the total number of shares of outstanding common stock as of such date, on a fully diluted basis after giving effect to all options, warrants or other rights to acquire common stock, (other than shares issuable upon exercise of employee stock options in an aggregate number not to exceed 15% of the total outstanding shares, and other shares issued or issuable upon the unanimous consent of the board of directors). The Conversion Ratio shall be a fraction, with:

     (i) a numerator equal to the redemption value of the shares of preferred stock being converted plus 2,000,000 less a number equal to one-third of the total dividends paid on the preferred stock prior to the conversion date, and

     (ii) a denominator equal to the total of the cash paid and the liquidation value of the shares of preferred stock issued as part of the purchase price, plus 2,000,000.

- Buyer will deliver to holder quarterly financial information and any notices of default received from Buyer's senior lender

- Until the preferred stock has been redeemed, holder will have full right of inspection of Buyer's records

- So long as the preferred stock is outstanding, and the holder of the preferred stock so requests, Buyer will use KPMG as its certified public accountants for the annual audit of Buyer's financial statements

- No prepayment penalty

- Default under senior loan documents constitutes default under preferred stock terms, and triggers early redemption and higher dividend rate